Exhibit 10.15
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by Paylocity Corporation, an Illinois corporation (“Company”), and Joshua Scutt (“Employee”) effective as of August 16, 2021 (the “Effective Date”).

The parties agree as follows:

1.Employment. Company hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth herein.
2.Duties.

2.1Position. Employee is employed as Senior Vice President of Sales and shall have the duties and responsibilities assigned by Company’s President and Chief Operating Officer Officer (“COO”). Employee shall perform faithfully and diligently all duties assigned to Employee. Company reserves the right to modify Employee’s position and duties at any time in its sole and absolute discretion.

2.2Best Efforts/Full-time. Employee will expend Employee’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of Company at all times. Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Company, unless Employee notifies the COO in advance of Employee’s intent to engage in other paid work and receives the COO’s express written consent to do so. Notwithstanding the foregoing, Employee will be permitted to serve as an outside director on the board of directors for nonprofit or charitable entities or managing Employee’s personal financial and legal affairs, so long as the foregoing activities, provided such entities are not competitive with Company and subject to the provisions of Section 10 below.

3.At-Will Employment. Employee’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without cause (as defined below) or advance notice, by either Employee or Company. No representative of Company, other than the CEO or Company’s Board of Directors (the “Board”), has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Employee and the CEO or a duly-authorized representative of the Board. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4.Compensation.

4.1Base Salary. As compensation for Employee’s performance of Employee’s duties hereunder, Company shall pay to Employee an annual base salary of $350,000, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in accordance with the normal payroll practices of Company. Beginning in fiscal year 2022, the Compensation Committee of the Board shall conduct an annual review of Employee’s base salary based on third party comparison data and internal management recommendations. The salary change, if any, will be consistent with the timing of the salary adjustments of other senior Employees of

Company. In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn the base salary prorated to the date of termination.

4.2Incentive Compensation. Employee will be eligible to earn an annual incentive bonus, the target amount of which shall be a percentage as determined by the Company’s Compensation Committee (“Annual Bonus”). The target amount of the Annual Bonus for fiscal year 2022 shall be 60% of Employee’s annualized base salary. The Annual Bonus will be based on Employee’s achievement of certain goals, as well as Company metrics which shall be established by the Company’s Board. The Annual Bonus shall be less all required taxes and withholdings and will be paid out within 60 days following the end of the fiscal year in which it is earned.

4.3Equity Incentive Grants. Beginning in fiscal 2022, Employee shall be eligible to receive long-term equity incentives, as determined during the annual review conducted by the Compensation Committee and the Board.

(a)Immediately prior to the consummation of a Change in Control, the vesting of all unvested shares subject to outstanding equity awards with time-based vesting issued to Employee by Parent shall be accelerated in full and, if applicable, such equity awards shall become exercisable or shall be settled in full immediately prior to such Change in Control provided that Employee’s employment with Company or Parent has not terminated prior to such Change in Control. For the purposes of this Agreement, “Change in Control” shall have the meaning set forth in Company’s 2014 Equity Incentive Plan, as amended from time to time (the “Plan”).

(b)If Employee’s employment with Company terminates due to Employee’s death or Employee’s Disability (as such term is defined in the Plan), (i) the vesting of all unvested shares subject to outstanding equity awards with time-based vesting issued to Employee by Parent shall be accelerated in full and, if applicable, such equity awards shall become exercisable or shall be settled in full and (ii) the unvested shares subject to outstanding equity awards with performance-based vesting shall remain outstanding, and vest based on actual achievement of the underlying performance goals, with Employee receiving a pro-rated portion of the performance-based award (based on the number of calendar days in the performance period that Employee was employed over the total number of calendar days in the performance period), and, if applicable, such equity awards shall become exercisable or shall be settled to the extent vested upon such determination.

5.Customary Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to Employees of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.

6.Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Company, including reasonable out-of-pocket expenses associated with Employee’s travel as approved by the COO. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Employee is entitled to receive shall (a) be paid no later than the last day of Employee’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

7.Termination of Employee’s Employment.

7.1Termination for Cause by Company. Company may terminate Employee’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (i) material dishonest or fraudulent behavior, or convictions of a felony; (ii) the material breach of any covenant contained or referred to in this Agreement; (iii) the failure of Employee to meet fair and reasonable performance standards established by Company from time to time; (iv) Employee’s failure or refusal to perform specific directives of COO, which directives are consistent with the scope and nature of Employee’s duties and responsibilities, and which are not remedied by Employee within thirty (30) days after written notice; (v) any violation of the covenant not to disclose confidential information regarding the business of Company and its products as set forth in Section 7 of this Agreement; or (vi) any act of material dishonesty by Employee which adversely affects the business of Company. In the event Employee’s employment is terminated in accordance with this subsection 7.1, Employee shall be entitled to receive only Employee’s base salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination (“Accrued Benefits”). All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Severance Payment described in subsection 7.2 below.

7.2Termination Without Cause by Company/Severance. Company may terminate Employee’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Employee. In the event of such termination, Employee will receive Employee’s base salary then in effect, prorated to the date of termination, and Accrued Benefits. In addition, Employee will receive a “Severance Payment” equivalent to twelve (12) months of Employee’s base salary then in effect on the date of termination, payable as salary continuation in equal installments in accordance with Company’s regular payroll cycle over a twelve (12) month period, beginning on the first regular payday occurring 60 days following the termination date. Employee will only receive the Severance Payment if Employee executes a full general release in a form acceptable to Company, releasing all claims, known or unknown, that Employee may have against Company arising out of or any way related to Employee’s employment or termination of employment with Company, and such release has become effective in accordance with its terms prior to the 60th day following the termination date. All other Company obligations to Employee will be automatically terminated and completely extinguished. If Employee’s employment with Company terminates due to Employee’s death or Employee’s inability to perform the essential functions of Employee’s position with or without reasonable accommodation, Employee shall not be entitled to the Severance Payment described above.

7.3Voluntary Resignation by Employee. Employee may voluntarily resign Employee’s position with Company at any time on thirty (30) days’ advance written notice. In the event of Employee’s voluntary resignation, Employee will be entitled to receive only Accrued Benefits for the thirty-day notice period and no other amount. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Employee will not be entitled to receive the Severance Payment described in subsection 7.2 above.

8.Resignation of Board or Other Positions. Upon the termination of Employee’s employment for any reason, Employee agrees to immediately resign all other positions (including Board membership) Employee may hold on behalf of Company.

9.Application of Section 409A.

(a)Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall be paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

(c)Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

10.No Conflict of Interest. During the term of Employee’s employment with Company, Employee agrees not to engage in any work, paid or unpaid, or other activities that create a conflict of interest. Such work and/or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Employee’s employment with Company, as may be determined by Company in its sole discretion. If Company believes such a conflict exists during the term of this Agreement, Company may ask Employee to, and Employee shall, discontinue the other work and/or activities or resign employment with Company.

11.Non-Competition. Employee agrees that during Employee’s employment with Company and for a period of twelve (12) months immediately following termination of such employment for any reason (the “Non-competition Period”), Employee shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which Employee was involved or had knowledge, being conducted by, or contemplated by, Company or any of its subsidiaries as of the termination of Employee’s employment in any geographic area in which Company or any of its subsidiaries is then conducting such business.

12.Non-Solicitation. Employee acknowledges that Company’s relationship with its clients, employees, vendors, suppliers and other persons with whom Company has a business relationship (hereinafter referred to as “Prohibited Persons”), are special and unique, and that Company’s relationship with the Prohibited Persons may not be able to be replaced by Company. Employee further acknowledges that the protection of Company’s Prohibited Persons is essential.

Therefore, Employee expressly covenants and agrees that during Employee’s employment with Company and for a period of twelve (12) months immediately following termination of Employee’s employment for any reason (the “Non-solicitation Period”), Employee will not at any time for himself or on behalf of any other person, firm, partnership or corporation: (1) induce, or attempt to induce, any Prohibited Persons either to refrain, or to cease doing business with Company; or (2) directly or indirectly solicit, hire, induce or otherwise engage a Prohibited Person in any competitive business.

13.Nondisclosure of Confidential Information.

13.1Employee recognizes that the knowledge and information about, and relationships with business associates, customers, clients and agents of Company and its affiliated companies, and the business methods, systems, plans, and policies of Company and of its affiliated companies, which Employee may receive, obtain, or establish as an employee of Company are valuable and unique assets of Company or its affiliates. Employee agrees that, during any Employment Period and thereafter, Employee shall not disclose or remove, without the written consent of Company, (i) any material or substantial, confidential, or proprietary know-how, data, or information, including, but not limited to software, data, information relating to customers, pricing, safety manuals, training manuals, Quality Assurance/Quality Control manuals, mandatory processes and means or techniques pertaining to Company or its affiliates, and (ii) any business plans, strategies, targets, or directives, to any person, firm, corporation, or any other entity, for any reason or purpose whatsoever. Employee acknowledges and agrees that all memoranda, notes, records, clients lists, client information and other documents, computer software, data or material in any form made or compiled by Employee or made available to Employee concerning Company’s business is and shall be Company’s exclusive property and shall be delivered by

Employee to Company upon termination of Employee’s employment or at any other time upon the request of Company.

13.2The restrictions in the above paragraph shall not apply to: (1) information that at the time of disclosure is in the public domain through no fault of Employee’s; (2) information received from a third party outside of Company that was disclosed without a breach of any confidentiality obligation; (3) information approved for release by written authorization of Company; or (4) information that may be required by law or an order of any court, agency or proceeding to be disclosed. Employee shall provide Company notice of any such required disclosure once Employee has knowledge of it and will help Company to the extent reasonable to obtain an appropriate protective order.

13.3Company acknowledges that Employee has had significant prior work experience in the industry in which Company is engaged, and that Employee enters into this Agreement with significant prior knowledge, information and relationships in such industry.

14.Enforcement: Remedies, Construction.

14.1Employee covenants, agrees, and recognizes the breach or threatened breach of the covenants, or any of them, contained in Sections 11, 12 and 13 will result in immediate and irreparable injury to Company and that Company shall be entitled to an injunction restraining Employee or any of his affiliates from any violation of Sections 11, 12 and 13 to the fullest extent allowed by law. Employee further covenants and agrees that in the event of a violation of any of his respective covenants and agreements contained in Sections 11, 12 and 13 hereof, Company shall be entitled to an accounting of all profits, compensation, commissions, remunerations or benefits which Employee directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation and shall be entitled to receive all such amounts to which Company would be entitled as damages under law or at equity. Nothing herein shall be construed as prohibiting Company from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach.

14.2Employee agrees that in the event he breaches the covenants, or any of them, contained in Sections 11 and 12, then the Non-competition Period or Non-solicitation Period, as applicable, shall be automatically extended by the length of time any such breach remains continuing.

14.3Employee hereby expressly acknowledges and agrees as follows:

(a)that he has read the covenants set forth above in Sections 11, 12 and 13, has had an opportunity to discuss them with an attorney and that such covenants are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of Company; and

(b)that each of the covenants set forth in Sections 11, 12 and 13 and the subdivisions thereof are separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including, without limitation, enforcement by injunction without the necessity of proving actual damages or posting any bond or other security; provided, however, that the invalidity or unenforceability of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect. In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this

Agreement or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

14.4Nothing in Sections 10 and 11 shall prohibit Employee from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Employee has no active participation in the business of such corporation.

15.General Provisions.

15.1Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

15.2Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

15.3Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

15.4Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.5Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.6Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Illinois. Each party consents to the jurisdiction and venue of the state or federal courts in Chicago, Illinois, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

15.7Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. All notices shall be addressed as follows:

EMPLOYEE:

Joshua Scutt
[****]
[****]

COMPANY:

Paylocity Corporation
1400 American LN
Schaumburg, IL 60173
Attention: Amber Livingston, General Counsel

or at such changed addresses as the parties may designate in writing.

15.8Survival. Sections 7.2 (Termination Without Cause by Company/Severance), 9 (Application of Section 409A), 10 (“No Conflict of Interest”), 11 (“Non-Competition”), 12 (“Non- Solicitation”), 13 (“Nondisclosure of Confidential Information”), 14 (“Enforcement, Remedies and Construction”), 15 (“General Provisions”) and 16 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

16.Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[Signatures appear on following page]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Joshua Scutt
By:	/s/ Joshua Scutt

Paylocity Corporation
By:	/s/ Steven R. Beauchamp
Steven R. Beauchamp
Chief Executive Officer